INTERIM INVESTMENT MANAGEMENT AGREEMENT

THIS INVESTMENT MANAGEMENT AGREEMENT is made as of December 30, 2022, between THE PAYDEN AND RYGEL INVESTMENT GROUP, a Massachusetts business trust (herein called the “Trust”), and PAYDEN & RYGEL, a California corporation (“Payden”).

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires to retain Payden to furnish investment advisory services to the Trust and Payden is willing to so furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. Appointment. The Trust hereby appoints Payden to act as investment adviser to the series of shares of beneficial interest of the Trust identified on Exhibit A hereto (the “Fund”), for the period and on the terms set forth in this Agreement. Payden accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2. Management. Subject to the supervision of the Trust’s Board of Trustees, Payden shall provide a continuous investment program for the Fund, including investment research and management with respect to all securities and investments and cash equivalents in the Fund.

(a) Payden shall determine from time to time what securities and other investments will be purchased, retained or sold by the Trust with respect to the Fund. Payden shall comply with the investment objectives, policies and restrictions as stated in the Trust’s Registration Statement with respect to the Fund, as from time to time amended, and resolutions of the Trust’s Board of Trustees. Payden shall comply with the 1940 Act, the Securities Act of 1933 and all applicable rules and regulations of the Securities and Exchange Commission, and shall conduct its activities pursuant to this Agreement in accordance with all other applicable laws and regulations.

(b) On occasions when Payden deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of Payden, then Payden, to the extent permitted by applicable laws and regulations, may (but shall be under no obligation to) aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, shall be made by Payden in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(c) Payden shall authorize and permit any of its directors, officers and employees who may be elected as trustees or officers of the Trust to serve in the capacities in which they are elected.

3. Services Not Exclusive. Payden shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust’s Board of Trustees from time to time, have no authority to act for or represent the Trust in any way or otherwise be deemed its agent. The investment management services furnished by Payden hereunder are not deemed exclusive, and Payden shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

4. Reports, Books and Records. Payden shall render to the Board of Trustees of the Trust such periodic and other reports as the Board may from time to time reasonably request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Payden hereby agrees that all records which it maintains for the Trust are the property of the Trust. Payden shall surrender promptly to the Trust any of such records upon the Trust’s request, and shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

5. Expenses.

(a) During the term of this Agreement, Payden shall pay the following expenses: (i) the salaries and expenses of all personnel of Payden who perform services for the Trust and (ii) all expenses incurred by Payden or by the Fund in connection with managing the ordinary course of the Fund’s business other than those to be paid by the Fund as set forth herein.

(b) During the term of this Agreement, the Trust shall pay the expenses not specifically waived, assumed or agreed to be paid by Payden, including but not limited to the following: (i) the fees and expenses incurred by the Fund in connection with the management of the investment and reinvestment of the Fund’s assets; (ii) the fees and expenses of trustees who are not affiliated persons of Payden; (iii) the fees and expenses of the Trust’s Custodian, Transfer Agent, Fund Accounting Agent and Administrator; (iv) the charges and expenses of legal counsel and independent accountants for the Trust; (v) brokers’ commissions and any issue or transfer taxes chargeable to the Fund in connection with its securities and futures transactions; (vi) all taxes and corporate fees payable by the Fund to federal, state or other governmental agencies; (vii) the fees of any trade associations of which the Trust may be a member; (viii) the cost of fidelity, trustees and officers and errors and omission insurance; (ix) the fees and expenses involved in registering and maintaining registration of the Fund and of its shares with the SEC, and qualifying shares of the Fund under state securities laws, including the preparation and printing of the Trust’s registration statements, prospectuses and statements of additional information for filing under federal and state securities laws for such purposes; (x) allocable communications expenses with respect to investor services and all expenses of shareholders’ and trustees’ meetings and of preparing, printing and mailing reports to shareholders in the amount necessary for distribution to the shareholders; (xi) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Trust’s business; (xii) any expenses assumed by the Trust pursuant to a plan of distribution adopted in conformity with Rule 12b-1 under the 1940 Act; and (xiii) any expenses payable by the Trust pursuant to the Trust’s Shareholder Servicing Plan.

6. Compensation. For the services provided by Payden pursuant to this Agreement, the Trust shall pay Payden a fee, computed daily and paid monthly (in arrears), at the annual rate set forth in Exhibit A.

(a) If in any fiscal year the aggregate operating expenses of the Fund (as hereafter defined) exceed the applicable percentage of the average daily net assets of the Fund set forth in Exhibit A for such fiscal year, Payden shall reimburse the Fund for such excess operating expenses. Such operating expense reimbursement, if any, shall be estimated, reconciled and paid on a monthly basis. Any such reimbursement of the Fund shall be repaid to Payden by the Fund, without interest, at such later time or times as it may be repaid without causing the aggregate operating expenses of the Fund to exceed the applicable percentage of the average daily net assets of the Fund for the period in which it is repaid; provided, however, that upon termination of this Agreement with respect to the Fund, such Fund shall have no further obligation to repay any such reimbursements. As used in this paragraph, the term “operating expenses” of the Fund for a fiscal year shall mean all expenses of the Fund for such year other than interest, taxes, brokerage commissions (including related SEC fees), blue-sky fees, 12b-1 plan fees and extraordinary expenses.

(b) In addition, if in any fiscal year the aggregate expenses of the Fund (as defined under the securities regulations of any state having jurisdiction over the Fund) exceed the expense limitations of any such state, Payden shall reimburse the Fund for such excess expenses to the extent not previously reimbursed pursuant to paragraph (a) of this Section 6. The obligation of Payden to reimburse the Fund hereunder is limited in any fiscal year to the amount of its fee hereunder for such fiscal year with respect to the Fund. Such expense reimbursement, if any, shall be estimated, reconciled and paid on a monthly basis.

7. Limitation of Liability. Payden shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of this Agreement, except a loss resulting from a breach of Payden’s fiduciary duty with respect to the receipt of compensation for services (in which event any award of damages shall be limited to the period and amount set forth in Section 36(b)(3) of the 1940 Act) or loss resulting from Payden’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by Payden of its obligations and duties under this Agreement.

The Trust shall indemnify Payden and hold it harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by Payden in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon any action actually or allegedly taken or omitted to be taken by Payden in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Trust. Determination of whether and the extent to which Payden is entitled to indemnification hereunder shall be made by (a) a final decision on the merits by a court or to her body before whom the action, suit or other proceeding was brought that Payden was or was not liable by reason of willful misfeasance, bad faith, gross negligence, reckless disregard of its duties or breach of its fiduciary duty or (b) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that Payden was or was not liable by reason of such misconduct by (i) the vote of a majority of a quorum of the Trustees of the Trust who are neither “interested persons” of the Trust (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the action, suit or other proceeding or (ii) an independent legal counsel in a written opinion.

8. Duration and Termination. This Agreement shall become effective with respect to the Fund on the date hereof, provided that this Agreement (as supplemented by the terms specified in Exhibit A hereto with respect to the Fund) shall have been approved (a) by the vote of a majority of those members of the Trust’s Board of Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trust’s Board of Trustees. Unless sooner terminated as provided herein, this Agreement shall continue in full force and effect for 150 days from its effective date or until shareholders of the Fund approve a permanent investment management agreement, whichever is sooner. Notwithstanding the foregoing, this Agreement may be terminated as to the Fund at any time, without the payment of any penalty, by the Trust (by vote of the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund), or by Payden, on sixty days’ written notice. This Agreement shall immediately terminate in the event of its assignment.

9. Representations and Warranties. Payden represents and warrants to the Trust that Payden is registered as an investment adviser under the Investment Advisers Act of 1940. The Trust represents and warrants to Payden that it is registered as an open-end management investment company under the 1940 Act. Each party further represents and warrants to the other that this Agreement has been duly authorized by such party and constitutes the legal, valid and binding obligation of such party in accordance with its terms.

10. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement shall be effective as to the Fund until approved by vote of a majority of the outstanding securities of the Fund; provided, however, that this Agreement may be amended without the vote of the shareholders of the Fund to supply any omission, to cure, correct or supplement any ambiguous, defective or inconsistent provisions hereof, or it the parties deem such amendment necessary to conform this Agreement to the requirements of applicable federal laws or regulations (but neither the Trust nor Payden shall be liable for failing to do so).

11. Obligations of the Trust. Payden acknowledges that the Master Trust Agreement of the Trust dated January 22, 1992 is on file with the Secretary of State of the Commonwealth of Massachusetts, and that the obligations of the Trust under this Agreement are not binding on any officers, trustees or shareholders of the Trust individually but are binding only upon the assets and properties of the various Funds.

12. Notices. Notices of any kind to be given to Payden hereunder by the Trust shall be in writing and shall be duly given if mailed or delivered to Payden at 333 South Grand Avenue, 40th Floor, Los Angeles, California 90071, Attention: President, or at such other address or to such individual as shall be so specified by Payden to the Trust. Notices of any kind to be given to the Trust hereunder by Payden shall be in writing and shall be duly given if mailed or delivered to the Trust at 333 South Grand Avenue, 40th Floor, Los Angeles, California 90071, Attention: President; or at such other address or to such individual as shall be so specified by the Trust to Payden.

13. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Massachusetts law (without regard to principles of conflicts of law); provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940 or any rule or regulation of the Securities and Exchange Commission thereunder. As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested persons” and “assignment” shall have the same meaning as the meaning of such terms in the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

THE PAYDEN AND RYGEL INVESTMENT GROUP	PAYDEN & RYGEL

By:	By:
Name: Edward S. Garlock	Name: Bradley F. Hersh
Title: Secretary	Title: Director

Investment Management Agreement between

Payden & Rygel and The Payden & Rygel Investment Group,

dated as of June 24, 1992, as amended

Exhibit A

(Effective December 30, 2022)

Payden Managed Income Fund

Annual Advisory Fee (as a percentage of average daily net assets) – 1.10%.

Annual Operating Expense Limitation (as a percentage of average daily net assets), excluding 12b-1 Distribution Fees, Acquired Fund Fees and Expenses, interest, taxes and extraordinary expenses –

SI Class Shares – 1.25%

Institutional Class Shares – 1.25%

Retirement Class Shares – 1.25%

Adviser Class Shares – 1.25%